 EXHIBIT 23(a)

CONSENT OF VALUATION FIRM

We hereby consent to the inclusion in this Form 10-K of references to our valuation report relating to the estimation of fair value of certain auction rate securities held by the Company as of June 30, 2011 and 2010.

/s/Houlihan Smith & Company, Inc.
August 22, 2011